Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered as of the Effective Date by and among Gerard Watts (“Employee”) and Cyanotech Corporation, a Nevada corporation (the “Company”).

1.     Separation of Employment. Employee’s final date of employment with the Company will be October 31, 2018 (the “Separation Date”). By signing the Agreement below, Employee will acknowledge that, on or before the Separation Date, Employee was paid in full for any and all outstanding salary, wages, bonuses, commissions, and no further compensation is due Employee by the Company except as provided under this Agreement. A copy of Employee’s final pay calculation will be provided at that time. Employee’s accrued paid time off in the amount of $27,597.74 (Twenty-Seven Thousand Five Hundred and Ninety-Seven Dollars and Seventy Four Cents) (“Accrued PTO”) shall be paid out as provided below.

2.     Company’s Consideration for Agreement. In exchange for executing this Agreement, and abiding by all terms, the Company will provide Employee with the following:

(a)     Payments equal to 21 weeks of current base wages, in the gross amount of $97,730.64 (Ninety-Seven Thousand Seven Hundred Thirty and Sixty-Four Cents);

(b)     Payment representing Employee’s Fiscal Year 2018 Bonus in the amount of $4,505.00 (Four Thousand Five Hundred and Five Dollars) which shall be paid in a single lump sum, on or after November 22, 2018; and

(c)     Payment of premiums for Employee’s health care continuation coverage under COBRA for seven months commencing November 1, 2018, should Employee elect COBRA coverage, which has a value of $10,947.65 (Ten Thousand Nine Hundred and Forty-Seven Dollars and Sixty-Five Cents).

Except as provided above, such payments will be made in regular installments on the Company’s regular payroll dates commencing to the extent practicable within 10 days following the Effective Date, and shall be subject to all required taxes and withholdings. Employee acknowledges and agrees that, but for Employee’s execution of this Agreement, Employee would not otherwise be entitled to the benefits described in this paragraph (the “Severance Benefits”). Employee’s Accrued PTO shall be paid out in regular equal installments along with his Severance Benefits.

3.     Employee’s Consideration for Agreement. In consideration for the payments and undertakings described in this Agreement, Employee releases and waives any and all claims that Employee might possibly have against the Company, whether Employee is aware of them or not. In legal terms, this means that, individually and on behalf of his or her representatives, successors, and assigns, Employee does hereby completely release and forever discharge the Company, its parent, subsidiaries, divisions, affiliates, and their respective predecessors in interest, members, partners, principals, shareholders, directors, officers, agents, attorneys, employees, and representatives, and the successors and assigns of each of them (each a “Company Released Party”), from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Employee may now have, or has ever had. This Release covers all statutory, common law, constitutional and other claims, including but not limited to:

(a)     Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;

(b)     Any and all claims relating to any contracts of employment, express or implied, or breach of the covenant of good faith and fair dealing, express or implied;

(c)     Any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;

(d)     Any and all claims for wages, compensation, bonuses, commissions, penalties, and/or benefits under any statutory or common law theory whatsoever;

(e)     Any and all claims for discrimination or harassment based on sex, race, age, national origin, religion, disability, medical condition, or any other protected characteristic under federal, state or municipal statutes or ordinances; any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Hawaii Discriminatory Practices law (Haw. Rev. Stat. §§ 378-1 to 378-6); Hawaii Whistleblowers' Protection Act (Haw. Rev. Stat. §§ 378-61 to 378-68), and any other laws and regulations relating to employment;

(f)     Any and all claims for attorneys’ fees or costs; and

(g)     Any and all rights Employee may have to any continuing or future employment with any Released Party.

This release is not intended to encompass any rights or claims to Employee’s vested equity interests, or to claims that cannot be released by Employee as a matter of law, including, but not limited to, any claims for indemnity, or claims for workers’ compensation or unemployment benefits. Nor is this release intended to prevent Employee from filing a statutory claim concerning employment with the Company or the termination thereof with the federal Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state agencies. However, if Employee does so, or if any such claim is prosecuted in his/her name before any court or administrative agency, Employee waives and agrees not to take any award of money or other damages from such suit.

4.       Waiver of Unknown Future Claims. Employee understands that Employee hereby voluntarily waives all rights arising under known or unknown claims, and elects to assume all risks for claims that now exist in his/her favor, known or unknown, arising from the subject matter of this Agreement.

5.     No Claims. Employee represents and warrants that he has not instituted any complaints, charges, lawsuits or other proceedings against any Company Released Parties with any governmental agency, court, arbitration agency or tribunal.

6.     Return of Property and Preservation of Proprietary Information. Prior to the Effective Date of this Agreement, Employee agrees to return all property of the Company, including keycards, computers, personal communication devices, passwords, hard copy and electronic files, and any other proprietary material in Employee’s possession or control. Employee acknowledges that in the course of his or her employment with the Company, certain factual and strategic information specifically related to the Company and its affiliates has been disclosed to Employee in confidence (“Company Information”). Employee agrees to keep such Company Information confidential, not to make use of such information on his or her own behalf or for any other purpose, and to return all tangible forms of such information to the Company no later than the Separation Date. This obligation does not apply to any Company Information Employee is affirmatively authorized to disclose pursuant to any provision of applicable law. Employee further acknowledges and hereby affirms Employee’s continuing obligations under the Company’s Associate Invention, Secrecy, and Non-Compete Agreement (“Business Protection Covenants”), which Employee executed as a condition of employment, which terms, are incorporated herein by reference. For purposes of clarity, the post-termination restrictive covenant in Paragraph 5 of the Business Protection Covenants is expressly incorporated herein. Pursuant to the Defend Trade Secrets Act of 2016, Employee acknowledges that Employee shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his/her attorney and may use the trade secret information in the court proceeding, if Employee or his/her attorney files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

7.     Confidentiality of Agreement. Employee agrees that the terms and conditions of this Agreement are strictly confidential. Employee shall not disclose, discuss or reveal the existence or the terms of this Agreement to any persons, entities or organizations except as follows: (a) as required by court order; (b) to Employee’s spouse; or (c) to Employee’s attorneys or accountants.

8.     Nonsolicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

9.     Older Worker Benefit Protection Act Protections. Pursuant to the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, the Company hereby advises Employee of the following:

(a)	Employee is advised to consult with an attorney prior to signing this Agreement.

(b)

Employee has up to forty-five (45) days within which to consider whether Employee should sign this Agreement. Employee may sign this Agreement at any time during this 45-day period. Modification to the Agreement will not extend the consideration period.

(c)

If Employee signs the Agreement, Employee shall have seven (7) days thereafter to revoke the Agreement. To revoke the Agreement, Employee must deliver written notice of the revocation to Amy Nordin the Company’s Director of Human Resources, so that it is received before the seven-day revocation period expires. If Employee revokes the Agreement, Employee shall not be entitled to any Severance Benefits.

(d)	If Employee does not revoke the Agreement, it becomes effective (the “Effective Date”) eight days after Employee executes the Agreement below and returns it to the Company (Attention: Amy Nordin).

(e)	In signing this Agreement, Employee is not releasing or waiving any claims based on conduct or events that occur after the Agreement is signed.

10.     Non-Disparagement. Employee shall not make any statements, written or oral, or cause or encourage others to make any statements, written or oral, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company. Employee acknowledges and agrees that this prohibition extends to statements, written or oral, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients, customers, or potential clients or customers of the Company and its affiliates. Notwithstanding the foregoing, this provision does not prohibit disclosures that Employee is required to make to comply with applicable laws or regulations nor does it preclude the Employee from making truthful disclosures that Employee is affirmatively authorized to make pursuant to any provision of applicable law.

11.     Consequences of Breach. Employee shall indemnify and hold each Company Released Party harmless from any loss, cost, damage, or expense (including attorneys’ fees) incurred by them arising out of Employee’s breach of any portion of this Agreement. In addition, Employee agrees that if the Employee breaches any of Employee’s obligations under the Agreement the Company may cease payments due to Employee, or recover any payments made to Employee, under paragraph 2 to the extent permitted by law, and obtain all other relief provided by law or equity, including the right to recover as damages the amount of any judgment recovered against it, reasonable attorney's fees and other costs and expenses of defending against any claim brought in breach of this Agreement.

12.     Acknowledgment.      Employee represents and agrees that in executing this Agreement he is relying solely upon his or her own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of his or her rights and claims. Employee acknowledges that he has executed this Agreement voluntarily, free of any duress of coercion. Further, Employee acknowledges that he has a full understanding of the terms of this Agreement and that he is not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.

13.     Miscellaneous

(a)     Binding on Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and shall inure to the benefit of and be binding upon Employee’s heirs, executors, administrators, successors and assigns. This Agreement is specific to Employee and may not be assigned by Employee.

(b)     Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, the formation, breach, interpretation or enforceability of this Agreement, including the employment relationship between the parties or the termination of the employment relationship between the parties, shall be settled through final and binding arbitration in Honolulu, Hawaii, or such other location as agreed to by the parties, under the applicable rules of the American Arbitration Association (“AAA”) or, if the parties mutually agree, under the applicable rules of JAMS. The arbitrator selected shall have the authority to grant Employee or the Company or both all remedies otherwise available by law.

Notwithstanding anything to the contrary in the AAA or JAMS rules, the arbitration shall (i) provide for reasonable written discovery and depositions; and (ii) provide for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Each party shall bear its or his own costs and expenses (including without limitation attorneys' fees) in connection with alternative dispute resolution procedures set forth in this paragraph, except as required by the applicable AAA or JAMS rules and except that the Company shall bear the arbitrator’s and AAA’s or JAMS’ fees and expenses. Judgment upon any award rendered may be entered in any court of competent jurisdiction. Hawaiian law shall apply to this Agreement and the arbitration proceeding but excluding any principles of conflicts of laws that would invoke the laws of another jurisdiction.

(c)     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d)     Entire Agreement. This Agreement and the document(s) expressly incorporated herein contain the entire agreement and understanding between Employee and the Company regarding the matters set forth herein and replace all prior agreements, arrangements and understandings, written or oral. This Agreement cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Employee and the Company.

(e)     Headings; Interpretation. The various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. It is the intent of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

(f)     Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective delivery of a manually executed counterpart to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

Cyanotech Corporation

By:	/s/ Gerry Cysewski	Date:	11/1/2018
Name: Gerry Cysewski Title: Chief Science Officer

EMPLOYEE

By:	/s/ Gerard Watts	Date:	11/1/2018
Gerard Watts, an individual